Registration No. 333-176535

As filed with the Securities and Exchange Commission on May 22, 2013

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WSB Holdings, Inc.
 (Exact name of registrant as specified in its charter)

Delaware	26-1219088
(State of Incorporation)	(I.R.S Employer Identification No.)

c/o Old Line Bancshares, Inc.
1525 Pointer Ridge Place
Bowie, Maryland 20716
(Address of Principal Executive Offices and Zip Code)

WSB Holdings, Inc. 2011 Equity Incentive Plan
(Full title of the plan)

Copies to:
James W. Cornelsen	Frank C. Bonaventure, Jr., Esquire
President and Chief Executive Officer	Ober, Kaler, Grimes & Shriver
Old Line Bancshares, Inc.	100 Light Street
1525 Pointer Ridge Place	Baltimore, MD 21202
Bowie, MD 20716	(410) 347-7305
(301) 430-2500
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Explanatory Note

This Post-Effective Amendment relates to the following Registration Statement on Form S-8 (the “Registration Statement”):

Registration Statement No. 333-176535 registering 500,000 shares of WSB Holdings, Inc. common stock, par value $.0001 per share (WSB Holdings Common Stock) in connection with the WSB Holdings, Inc. 2011 Equity Incentive Plan.

Pursuant to the Agreement and Plan of Merger, dated as of September 10, 2012, as amended, by and between Old Line Bancshares, Inc. and WSB Holdings, Inc., WSB Holdings, Inc. merged with and into Old Line Bancshares, Inc. with WSB Holdings, Inc. ceasing to exist and Old Line Bancshares, Inc. continuing as the surviving corporation.  The merger became effective at 7:00 p.m. on May 10, 2013.

Upon the closing of the merger, each outstanding share of WSB Holdings Common Stock was converted into the right to receive either (i) approximately $6.07 in cash or (ii) .5570 of a share of Old Line Bancshares, Inc. common stock.   Shares of WSB Holdings Common Stock are no longer listed on the NASDAQ Stock Market LLC.

As a result of the merger, WSB Holdings, Inc. has terminated all offerings of securities pursuant to the Registration Statement.  In accordance with the undertaking made by WSB Holdings, Inc. in the Registration Statement to remove from registration by means of a post-effective amendment any of its securities being registered under the Registration Statement that remain unsold at the termination of the offering, Old Line Bancshares, Inc. (as successor to WSB Holdings, Inc.) hereby terminates the effectiveness of the Registration Statement and deregisters any and all shares of WSB Holdings Common Stock originally reserved for issuance under the plan covered by the Registration Statement and registered under the Registration Statement, which remain unsold or unissued as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Old Line Bancshares, Inc. (as successor to WSB Holdings, Inc.) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Bowie, State of Maryland, on May 22, 2013.

OLD LINE BANCSHARES, INC.
(as successor to WSB Holdings, Inc.)

By:	/s/ James W. Cornelsen
James W. Cornelsen,
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated:

Name	Title	Date

/s/James W. Cornelsen	Director, President and
James W. Cornelsen	Chief Executive Officer	May 22, 2013
(Principal Executive Officer)

/s/Mark A. Semanie	Chief Operating Officer, Acting
Mark A. Semanie	Chief Financial Officer
(Principal Accounting and
	Financial Officer)	May 22, 2013

/s/Craig E. Clark	Director and
Craig E. Clark	Chairman of the Board	May 22, 2013

/s/G. Thomas Daugherty	Director	May 22, 2013
G. Thomas Daugherty

/s/Daniel W. Deming	Director	May 22, 2013
Daniel W. Deming

/s/James F. Dent	Director	May 22, 2013
James F. Dent

	Director	May 22, 2013
Andre' J. Gingles

/s/William J. Harnett	Director	May 22, 2013
William J. Harnett

/s/Carla Hargrove McGill	Director	May 22, 2013
Carla Hargrove McGill

/s/Frank Lucente, Jr.	Director	May 22, 2013
Frank Lucente, Jr.

/s/Gail D. Manuel	Director	May 22, 2013
Gail D. Manuel

/s/John D. Mitchell	Director	May 22, 2013
John D. Mitchell

/s/Gregory S. Proctor, Jr.	Director	May 22, 2013
Gregory S. Proctor, Jr.

/s/Jeffrey A. Rivest	Director	May 22, 2013
Jeffrey A. Rivest

/s/Suhas R. Shah	Director	May 22, 2013
Suhas R. Shah

/s/John M. Suit, II	Director	May 22, 2013
John M. Suit, II

/s/Michael J. Sullivan	Director	May 22, 2013
Michael J. Sullivan

/s/Frank E. Taylor	Director	May 22, 2013
Frank E. Taylor